CONSULTING AGREEMENT

This Agreement is made this 17th day of AUGUST, 2009 (the "Effective Date") by and between Sports Investment Company, LLC aka Blue Entertainment Sports Television, or "BEST" ("BEST"), with an address of 333 East Main Street, Suite 200, Louisville, KY 40202 (Attn. Michael Principe), and Total Apparel Group ("TAG"), with an address of 525 7th Avenue, Suite 501, New York, NY 10018 (Attn. Don Jones) relating to certain consulting related services, as more specifically set forth below. TAG and BEST are at times referred to as the "Parties".

Whereas, TAG wishes that BEST provide certain herein defined consulting-related services and BEST desires to provide certain consulting services to TAG on the terms and conditions set forth below;

Now, therefore, the Parties hereby agree as follows.

1. Term

a. The term of this Agreement (the "Term") shall commence as of the Effective Date and shall continue through and including December 31, 2012, unless otherwise terminated earlier pursuant to the terms contained herein. For purposes of this Agreement, each 12-month period January 1-December 31 shall be deemed a "Contract Year", except that "Contract Year One" shall commence as of the Effective Date and continue through and including December 31, 2010. Notwithstanding the foregoing, If at the stated expiration of the Term, Gross Apparel Sales (as defined below) equal or exceed Forty Million U.S. Dollars ($40,000,000.00) on a cumulative basis from the Effective Date, the Term shall automatically renew for an additional three (3) years. The Term shall include any such renewal or other extension negotiated by the Parties.

b. Not later than 90 days before the end of the Term, BEST and TAG shall negotiate exclusively with each other upon receipt of notification from BEST to TAG (the "Negotiation Notice") as to the consideration and other material terms and conditions for a renewal of this Agreement. Following TAG's receipt of the Negotiation Notice, TAG and BEST shall negotiate exclusively with each other in good faith regarding a further extension of this Agreement, such negotiations to begin within ten (10) days following TAG's receipt of the Negotiation Notice and to continue until the end of a ninety (90) day period thereafter (the "Negotiation Period"). After the end of the Negotiation Period, if the Parties have not entered into a written agreement regarding an extension or renewal hereof, TAG shall be free to solicit offers from any third party, but TAG shall not accept such offers or enter into an agreement, oral or written, with any third party at any time unless TAG has, in each instance, first advised BEST of the third party offer, in reasonable detail and writing, and has given BEST the opportunity for a period of ten (10) business days commencing on the business day following BEST's receipt of the details of the third party offer, to match such offer as the same terms and conditions. If BEST elects to match such offer, BEST shall notify TAG of the exercise thereof by certified, registered or overnight mail within said ten (10) business day period, otherwise TAG shall be free to accept a bona fide offer made by another.

2. BEST's Consulting Services. BEST shall serve as TAG's exclusive marketing and sponsorship consultant. In this regard, BEST will provide TAG with certain strategic and comprehensive marketing/sponsorship consultation and planning services (the "Consulting Services") with respect to the following TAG brands (the "Covered Brands"): (i) FIFA Brand Collections ("FIFA"); (ii) Kappa; and (iii) Robe di Kappa as follows, it being understood that in the event TAG acquires new or additional brands during the Term, it shall notify BEST as such and such new brand shall be considered a "Covered Brand".

a. BEST will provide TAG with strategic and comprehensive marketing/sponsorship consultation and planning services, assisting TAG in refining its marketing strategies, optimizing brand positioning and awareness;

b. BEST will work closely with TAG in order to gain a thorough understanding of each of the Covered Brands, and the ultimate goals the brand wishes to achieve. BEST will provide a detailed marketing plan which will make recommendations to TAG intended to best ensure brand success;

c. BEST will work with TAG and its outside consultants with respect to translating the TAG creative plan and vision for the Covered Brands into a cohesive marketing plan ready for market delivery;

d. BEST will manage the pre-approved marketing plan implementation for the Covered Brands. This includes the negotiation with different properties (media, talent, events etc.), managing the implementation of the plan, and proof of performance and fulfillment.

e. BEST will utilize its relationships with its sports and entertainment client base, as well as its relationships with celebrity talent, in its efforts to further the brand development and success of the Covered Brands;

f. When appropriate for all Parties, BEST will make sponsorship opportunities associated with its properties and events available to TAG and its Covered Brands for market consideration but on a preferred basis vis-à-vis non-affiliated third companies, pending availability and feasibility;

g. BEST will make its event operation, event sales, television production and television sales capabilities available to TAG and the Covered Brands for market consideration but on a preferred basis, vis-à-vis non-affiliated third companies, pending availability and feasibility;

h. BEST shall provide turnkey marketing and event execution facilitated by the preferred status of TAG and its Covered Brands;

i. BEST shall work with TAG to develop and execute public relation ("PR") plans to fulfill the marketing needs of TAG and its Covered Brands, with the understanding that BEST is not obligated to be TAG's sole and lead PR agent but will make recommendations, negotiate and secure additional and independent PR support when necessary;

j. BEST shall advise TAG on the selecting, negotiating and securing of brand ambassadors and other spokespersons selected to represent Covered Brands;

k. BEST will provide TAG with monthly updates which detail the results and progress of its marketing strategies;

l. BEST will integrate its executive leadership team into development of its marketing strategies and planning for TAG;

m. BEST will work with TAG to identify and pursue, if mutually agreed upon, new opportunities for joint investment, ownership or partnership.

TAG agrees that the Consulting Services provided by BEST shall be exclusive in nature, in that TAG agrees that it shall engage no other third party to provide the same or similar services as those being provided by BEST so long as this Agreement is in effect.

3. Compensation. For its undertakings and efforts hereunder, TAG agrees to compensate BEST as follows:

a. Consulting Fee: TAG will provide BEST with an annual consulting fee (the "Consulting Fee") equal to fifteen percent (15%) of TAG's allocated, final marketing budget for the Covered Brands (the "Budget"). In this regard, the Budget shall in no event be less than seven percent (7%) of the greater of: (x) the gross budgeted and projected sales of the Covered Brands for such year; and (y) the marketing budget TAG is contractually obligated to spend due to any master license agreements or otherwise. Furthermore, the Consulting Fee shall in no event be less than Sixty Thousand Dollars ($60,000) annually. TAG agrees to provide BEST a copy of the Budget on an annual basis. In this regard, notwithstanding the foregoing, BEST agrees that the sum of the Consulting Fee through the remainder of calendar year 2009 shall be paid at the rate of $2,500/month for September through November 2009 and $5,000 for December 2009 due on the first day of each month with the first such payment being due immediately upon execution of this Agreement, with the above-referenced formula becoming effective as of January 1, 2010. BEST hereby agrees to waive any right to payment for services performed prior to the Effective Date.

With respect to the Consulting Fee through the conclusion of 2009, in the event actual gross sales of the Covered Brands exceed those preliminary projections as provided to BEST, such Consulting Fee may be increased accordingly to reflect such increases on a pro-rated basis taking into account the percentage increase versus such preliminary projections. At the conclusion of 2009, TAG shall provide BEST with a true and accurate copy of the Budget, and the Consulting Fee shall be adjusted accordingly for the remainder of the Term, payable on or before the first day of each month, in advance, in equal installments.

b. Commission: TAG shall pay BEST a commission (the "Commission") equal to a certain percentage of cumulative Gross Apparel Sales (as defined herein) for the Covered Brands as set forth below, it being understood that BEST shall only receive the highest achieved percentage (that is, the Commission is not calculated on tiered basis):

(i) <u>Contract Year One (Effective Date–December 31, 2010)</u>

Gross Apparel Sales of the Covered Brands:	BEST's Commission (% of Gross Apparel Sales)
$0-$22,500,000.00	.75%
$22,500,000.01+	1.75%

(ii) <u>Remainder of Term (January 1, 2011-remainder of Term):</u>

Gross Apparel Sales (cumulative of all Covered Brands)	BEST's Commission (% of actual Gross Apparel Sales)
$0-$12,500,000.00	.75%
$12,500,000.01+	1.75%

"Gross Apparel Sales" shall be defined as the gross sum of all financial compensation (including without limitation, all cash compensation, guarantee or flat fee, in-kind compensation, barter arrangements, and any other element which has a reasonably ascertainable fair market value) received by or accrued to TAG over the course of a Contract Year for the Covered Brands. The Commission shall be paid in perpetuity, regardless of whether such income is paid during the Term of this Agreement or thereafter. The Commission payable shall be payable on a quarterly basis for projected annual Gross Apparel Sales at the time the Commission is due based on actual Gross Apparel Sales over the duration of the calendar year thus far and shall be adjusted accordingly at the end of the calendar year, for the actual Gross Apparel Sales in the just concluded calendar year. The Commission shall paid to BEST within ten (10) days after the last business day of such previous quarter. Each Commission payment shall be accompanied by a statement summarizing:

(i) Gross Apparel Sales received by TAG in the immediately preceding quarter from the Covered Brands;

(ii) The Commission payable to BEST herein.

6. <u>Common Stock:</u> BEST is hereby granted shares of TAG common stock equal to one and one-half percent (1.5%) of the issued and outstanding equity of TAG on a "post-issue" basis (the "Equity Interest"). The Equity Interest is non-diluteable and shall be adjusted for future changes or other modifications in TAG's capital structure. BEST shall be granted any necessary "piggyback" registration rights pari passu with TAG senior management. Furthermore, the Equity Interest shall be increased based on TAG's Gross Apparel Sales of the Covered Brands as follows:

Gross Apparel Sales of the Brands (on a cumulative basis)	Additional Equity Interest (additional % of the issued and outstanding shares of TAG common stock on a "post-issue" basis)
$25,000,000	+.25% (totaling 1.75%)
$35,000,000	+.25% (totaling 2.00%)

TAG agrees to take all necessary action in order cause the issuance of the Shares. The Equity Interest shall be guaranteed and irrevocable.

d. Board of Directors. Upon execution of this Agreement, BEST shall receive one fully vested seat on TAG's Board of Directors, who shall initially be Michael J. Principe (although such seat shall be fully assignable by BEST).

e. All compensation due to BEST shall be payable to "Sports Investment Company, LLC." and shall be sent c/o BEST, 333 East Main Street, Suite 200, Louisville, KY 40202 (Attention: Accounting Department).

f. TAG shall keep full and accurate records as are reasonable necessary to determine the Budget and the Commission payable to BEST hereunder. BEST or its representative or agent shall have the right at any time to audit such books and records as are necessary to verify and/or determine the Budget and Commission payable hereunder. In the event that any audit uncovers a discrepancy between what BEST was paid and what BEST should have been paid, TAG shall immediately forward to BEST the shortfall, and if such discrepancy is in excess of five percent (5%), then TAG shall promptly reimburse BEST for the costs of such audit, including reasonable attorneys' fees, if any.

g. TAG acknowledges that time is of the essence in the rendering of all consideration due BEST hereunder and hereby agrees that, in the event any payment due BEST is not received by BEST within ten (10) days of the date set forth in this Agreement for such payment, TAG shall be required to pay BEST interest at the rate of two percent (2%) per month, or the maximum interest rate permissible by U.S. law, whichever is less, on the total balance due and owing BEST, calculated from the actual payment date set forth herein (the "Interest Payment"). Any Interest Payment required to be paid by TAG shall be in addition to any and all monies owed to BEST under this Agreement. The exercise or reservation of specific rights by BEST herein shall not preclude BEST from exercising any other remedy it may have at law or in equity to enforce the terms of this Agreement.

h. The Parties agree that any other projects or properties developed, worked on jointly, or brought from one party to the other shall be subject to mutual agreement, acting reasonably and in good faith with due regard to the consideration for such project or property.

4. Costs and Expenses. TAG shall reimburse BEST for any and all expenses incurred in the performance of its duties under this Agreement. Expenses shall include but not be limited to travel and entertainment, however shall specifically exclude general office expenses and overhead. Notwithstanding the foregoing, any individual expense in excess of $1,000 must be pre-approved by TAG. TAG shall be responsible for producing any and all promotional materials in connection with this Agreement, and the costs incurred in connection therewith, and shall provide BEST with useable copies of any and all materials as requested by BEST. Additionally, in the event BEST incurs any extraordinary expenses incurred, such as mass mailings, promotional materials (brochures, videos, etc.), such costs will be billed back to TAG at actual costs and invoiced to TAG on a monthly basis.

5. Relationship of the Parties. TAG and BEST shall be deemed to be independent contractors hereunder and shall not be considered or permitted to be an agent, servant, joint venturer or partner of each other. Accordingly, no taxes shall be withheld from any of the compensation paid to BEST herein.

6. Representations and Warranties. Each of the Parties represents and warrants that: it has the sole right and authority to enter into and fully perform this Agreement and to grant all of the rights granted TAG hereunder (and that doing so will not constitute a breach of any agreement with any third party); Neither TAG nor BEST is subject to any contracts, obligations or other commitments which would conflict or interfere with TAG rights hereunder; and that there are no claims, disputes or litigation pending or threatened with respect to each's rights or obligations hereunder.

7. Force Majeure. In the event the performance of either party hereunder is hindered or prevented, in whole or in part, because of an act of God, inevitable accident, fire, labor dispute, riot or civil commotion, act of public enemy, war or terror, epidemic, governmental act, regulation or rule, or any other reason beyond the control of the Parties, neither party shall be liable to the other for any loss, expense or damage incurred by reason of such hindrance or prevention, provided that the non-performing party notifies the other party as soon as possible of the hindrance or prevention. In no event shall any Force Majeure condition excuse TAG's obligation pursuant to Section 3 above.

8. Termination. In the event of a material breach of this Agreement by either party, the non-breaching party may terminate the Agreement by giving the breaching party thirty (30) days written notice of its intent to terminate. Said notice shall set forth the specific reasons or actions, which caused the alleged breach. The breaching party shall, within said fifteen-day period, have the right to cure said breach. In the event the breach is cured, the Agreement shall continue uninterrupted. In the event of termination as a result of a breach by BEST, which is not cured as set forth herein, the Parties agree that BEST will be paid any unpaid portion of the Consulting Fee set forth in Section 3 above due as of the date of said termination, as well as any Commissions which have been earned prior to such termination and any unpaid expenses. In the event of termination as a result of a breach by TAG, which is not cured as set forth herein, the Parties agree that BEST shall continue to be paid the entire Consulting Fee, including interest, if any, as set forth above, and the same shall be deemed "liquidated damages" as such damages are difficult to accurately predict at this moment, as well as any unpaid expenses. Furthermore, BEST shall remain entitled to any Commissions which are or become due. Any such termination shall not effect any portion of the Equity Interest which has been earned prior to such termination. The exercise or reservation of specific rights by either party herein shall not preclude either party from exercising any other remedy it may have at law or in equity to enforce the terms of this Agreement.

9. Assignment. Unless specifically stated herein, this Agreement and the rights and obligations hereunder may not be sold, assigned or otherwise transferred, directly or indirectly, by operation of law or by sale of ownership interests. Notwithstanding the foregoing, BEST shall have the right to assign any of its rights and/or obligations hereunder.

10. Indemnification. TAG agrees to protect, save, defend, indemnify, and hold harmless BEST, and each of its assigns, agents, representatives, affiliates, subsidiaries, parent entities, officers, directors and employees (the "BEST Parties") from and against any and all expenses, damages, claims, suits, actions, judgments, demands, liabilities, debts, damages, and/or costs

whatsoever, including attorney's fees ("Claims"), arising out of, and/or in any way connected with, any injury, claim, and/or action arising out of any material breach by TAG (including its agents, employees or subcontractors) of its representations, warranties or obligations hereunder this Agreement, and/or TAG's (including its agents, employees or subcontractors) gross negligence in performance under this Agreement. Conversely, BEST agrees to protect, save, defend, indemnify, and hold harmless TAG, and each of its assigns, agents, representatives, affiliates, subsidiaries, parent entities, officers, directors and employees (the "TAG Parties") from and against any and all Claims arising out of, and/or in any way connected with, any injury, claim, and/or action arising out of any material breach by BEST of its representations, warranties or obligations hereunder this Agreement, and/or BEST's gross negligence in performance under this Agreement. The provisions of this section shall survive any termination or expiration of this Agreement. The provisions of this section shall survive any termination or expiration of this Agreement.

11. Arbitration / Governing Law. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity of it, shall at the option of BEST, be finally settled by arbitration in accordance with the rules of the American Arbitration Association applying the substantive law of the State of New York without regard to any conflict of laws provisions. The arbitration will be governed by the United States Arbitration Act. 9 U.S.C. Sec. 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court with jurisdiction. The arbitrator(s) shall not be empowered to award damages in excess of compensatory damages and each Party waives any damages in excess of compensatory damages that are proven; however, the arbitrator(s) shall be empowered to award to the prevailing party all costs and expenses directly related to arbitration, including but not limited to reasonable attorneys fees. The arbitration will be held in the AAA offices closest to BEST's offices in New York, NY. Notwithstanding the provisions of this Section, either Party may bring a claim for injunctive relief before a court with jurisdiction without first submitting the claim to arbitration. Furthermore, and notwithstanding the foregoing, it is agreed that any collection matters arising out of this Agreement shall be governed solely by the laws of the State of New York and the state and federal courts situated in New York County, New York shall have exclusive jurisdiction over any litigation arising hereunder.

12. Notices. Any notices relating to the contents of this Agreement shall be in writing and shall be deemed effective only if when delivered by hand, sent by facsimile to the number set forth below, mailed by prepaid certified United States mail (return receipt requested) or delivered by overnight courier service, addressed as follows:

BEST
220 West 42nd Street
New York NY 10036
Attn: Michael J. Principe, Managing Director

TAG
525 7th Avenue, Suite 501
New York, NY 10018
Attn: Don Jones

13. No Waiver. No failure of any party to give notice of or seek a remedy for any violation of this Agreement or to insist on strict performance hereunder shall reduce, impair or affect such party's right to later seek such remedy or insist on such performance with respect to the same of any other violation or failure, regardless of such party's knowledge or lack of knowledge thereof, nor shall it be deemed a waiver of performance of any duty whatsoever, or of any rights in law or equity.

14. Disclosure of Information. Each Party hereto acknowledges that, in and as a result of this Agreement, either one or both Parties may be making use of, acquiring or becoming aware of confidential information of a special and unique nature and value relating to the other Party and its clients, assigns, agents, representatives, affiliates, subsidiaries, parent entities, officers, directors and employees, including but not limited to confidential reports, lists of personal or professional contacts, services rendered by or for either Party and its affiliates, and various monies paid to and by BEST. As a material inducement to each Party to enter into this Agreement, each Party covenants and agrees that it shall not, and shall not permit it employees, agents and affiliates, at any time during or following the Term of this Agreement, directly or indirectly, to divulge or disclose, for any purpose whatsoever, any such confidential information which has been obtained by or disclosed by one Party to the other Party as a result of this Agreement, unless compelled to do so pursuant to a court or arbitration mandate, provided the disclosing party has furnished the other with notice and a reasonable opportunity to prevent such disclosure. In the event of a breach or threatened breach by either Party of any of the provisions of this Section 14, the threatened Party, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to a temporary restraining order and permanent injunction in order to prevent or restrain any such breach by the other Party and/or any and all persons directly or indirectly acting for or with such Party. A violation by either Party of this Section shall be a material violation of this Agreement and shall justify legal and/or equitable relief. Furthermore, each Party agrees that it shall not, at any time, disclose the provisions of this Agreement, including, but not limited to consideration described in Section 3 above, to any third party without the prior written consent of the other Party.

15. Intellectual Property

a. TAG agrees and acknowledges that it shall acquire no interest in any copyrights, trademarks, service marks, other intellectual property and/or intellectual property of the any of the BEST Parties. Without limiting the generality of the foregoing, unless previously approved by BEST in writing, TAG shall acquire no right under this Agreement, or any other arrangement between TAG and BEST, to use, and shall not use the name "BEST", "Blue Entertainment Sports Television", "BEST" or "Blue Equity" (either alone or in conjunction with or as part of any other word, name, or phrase) or any fanciful images or other trademarks of the BEST Parties (or any combination thereof) at any time: (a) in any of TAG's advertising, publicity or promotion; (b) to express or imply any endorsement, affiliation, connection with or sponsorship by the BEST Parties (or any combination thereof) of TAG, its business, services or premises; or (c) in any other manner whatsoever [whether or not similar to the uses prohibited by sub-sections (a) and (b) above].

b. Conversely, with the exception of the Equity Interest, BEST agrees and acknowledges that it shall acquire no interest in any copyrights, trademarks, service marks, other intellectual property and/or intellectual property of the any of the TAG Parties (the TAG

IP"). Notwithstanding the foregoing, so long as this Agreement is in full force and effect, BEST shall be entitled to use the TAG IP (a) in any of BEST's advertising, publicity or promotion; (b) to express or imply a relationship with TAG.

16. Paragraph Headings. Paragraph headings are for ease of reference only and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in the event of any dispute as to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

17. Severability. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent whatsoever, the remainder of this Agreement or the application thereof shall not be affected, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Construction. Each of the Parties has participated in the negotiation and preparation of this Agreement and therefore waives any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contract in question.

19. Entire Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument. This Agreement constitutes the entire understanding between TAG and BEST and cannot be altered or modified except by an agreement in writing signed by both TAG and BEST. Upon its execution, this Agreement shall supersede all prior negotiations, understandings, and agreements, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect.

Executed on the day and year written above.

ACCEPTED AND AGREED:

Total Apparel Group

By: ____________________

Title: ____________________

Sports Investment Company, LLC.

By: ____________________

Title: PRESIDENT + COO

SCHEDULE A

SERVICES AND DELIVERABLES FOR CONTRACT YEAR 2010

The Services and Deliverables for the FIFA Collections Brand (US Only) and the Kappa Brand (US Only) (the "Covered Brands") shall consist of the following:

(a) On-going strategic and creative leadership.
(b) Delivery of brand strategy.
(c) Strategic assistance with the audience definition.
(d) Strategic assistance with tonality of the brand and ongoing refinement.
(e) Support with third party presentations, including some presentations for sales purposes.
(f) Strategic assistance in the creation of marketing budgets
(g) Media channel strategy to reach target audiences at Launch.
(h) Communication Launch strategy.
(i) Ideation of creative idea for the brand.
(j) In-market ideas for Launch through the appropriate channels (including Internet and advertising ideation).
(k) Engaging external third party contractors on your behalf as needed to execute marketing strategy with prior written approval of appointment and fee arrangement for each engagement by you, with us using our industry experience and contacts to procure contractors at favorable and/or competitive fees and costs.
(l) Management of contractor relationships including ensuring each assignment is monitored for time and cost and overruns are brought to your attention in a timely manner.

Commencement of the foregoing Services shall be effective as of January 1, 2010 (the "Effective Date").

For purposes of clarity, execution of the ideas and strategies resulting from the foregoing Services in Schedule A, including any actual design, coding, or production services, shall be deemed "other services" in accordance with this Agreement.

ACCEPTED AND AGREED TO:

PEOPLE IDEAS & CULTURE LLC

By:________________________
Authorized Officer
Date:________________________

TOTAL APPAREL GROUP, INC.

By:________________________
Authorized Officer
Date:________________________